Exhibit 99.1

Perella Weinberg Partners and FinTech IV

Announce Execution of Definitive Business Combination Agreement

 Public Market Debut of a Leading Global Independent Advisory Firm

 Established, Diversified Franchise in the U.S. and Europe

Compelling Opportunity to Grow Coverage Footprint and Advisory Service Offering

Culture and Alignment Positioned to Drive Shareholder Value

Company to List on NASDAQ Under the Ticker Symbol “PWP”

Transaction Includes Commitments for a $125 Million Common Stock Private Placement from Leading Institutional Investors Including Fidelity Management & Research Company LLC, Wellington Management and Strategic Investor Korea Investment & Securities

Perella Weinberg Partners’ Working Partners and Employees Will Own Approximately 50% of the Company Post-Closing

Investor Call on December 30, 2020 at 8:00 am ET

NEW YORK, NY, December 30, 2020 – Perella Weinberg Partners (“PWP”), a leading global independent advisory firm, and FinTech Acquisition Corp. IV (NASDAQ: FTIV) (“FinTech IV”), a special purpose acquisition company, announced today that they have entered into a definitive business combination agreement. Upon closing of the transaction, the combined company (the “Company”) will operate as Perella Weinberg Partners and will be listed on NASDAQ under the new symbol “PWP.” The transaction reflects an implied equity value for the Company of approximately $975 million.

Founded in 2006 by Joseph R. Perella, Peter Weinberg and Terry Meguid, PWP provides independent strategic and financial advice to a broad client base globally, including corporations, institutions, governments, sovereign wealth funds and private equity investors. The firm offers a wide range of advisory services to clients in the most active industry sectors and global markets. With approximately 560 employees, PWP currently maintains offices in New York, Houston, London, Calgary, Chicago, Denver, Los Angeles, Paris, Munich and San Francisco. The PWP management team, led by Chairman, CEO and Co-Founder, Peter Weinberg, will continue to execute upon its growth strategy as a public company.

PWP CEO, Peter Weinberg, commented, “PWP has a proven track record of building an advisory firm centered on providing trusted, independent advice. We reached this milestone thanks to the trust and support of our clients over the years and the tireless efforts of all our employees who make PWP a truly unique place to work and a recognized leader in advisory services. As a publicly listed company, we will continue to invest in growing our advisory footprint and capabilities, to expand our client network and broaden our advisory service offerings.”

Betsy Cohen, Chairman of the Board of Directors of FinTech IV, said, “Over the past 15 years PWP has built a differentiated global brand in the independent advisory space. With the increasing complexity of today’s business environment, we believe demand for trusted independent advice is poised for years of significant growth. We believe PWP is well positioned to capitalize on this opportunity and has the expertise, the culture, the strategy, the brand and the alignment to realize continued growth into the future.”

Joseph Perella, Co-Founder and Chairman Emeritus of PWP, commented, “I have seen the role of the independent advisor evolve significantly over the past several decades. I am proud to see PWP take this historic step and enter the public markets, which we expect to strengthen our ability to grow our leading firm that clients turn to for trusted advice and thought leadership.”

Peter Weinberg, PWP CEO, added, “Betsy Cohen and the FinTech IV team have a long track record of supporting successful companies in the financial services sector with creative capital markets solutions. We are very pleased to partner with them to take this important step and believe they bring deep expertise and a broad network to facilitate our growth.”

PWP Highlights:

Expanding market for advisory services

●	Demand for advisory services is expanding as clients navigate a period of significant change and increased complexity

●	Proven independent advisory model poised to continue to gain market share

Talented team of strategic advisors with a culture of collaboration

●	Recognized for thought leadership across industries, geographies and products

●	Highly collaborative culture that is fundamental to the firm’s success

●	Track record of attracting, training and retaining top talent

Clear strategy to drive growth

●	Significant opportunity to grow in existing, core markets

●	Adjacencies and white space offer additional growth opportunities

Strong and recognized brand in the advisory marketplace globally

●	Highly regarded brand with a reputation for highest level of trust, quality and integrity

●	Expansive network that provides access to a broad range of clients globally

Full alignment with all shareholders

●	Significant ownership by working partners and employees drives highly aligned incentives to drive shareholder returns through growth, margin expansion and disciplined return of capital

Transaction Summary

The transaction reflects an implied equity value for the Company of approximately $975 million at closing. The cash component of the consideration will be funded by FinTech IV’s $230 million cash in trust as well as a $125 million fully committed private placement in public equity at $10.00 per share from various strategic and institutional investors, including Fidelity Management & Research Company LLC, Wellington Management and Korea Investment & Securities, that will close concurrently with the business combination.

The net proceeds from the transaction (after addressing any potential redemptions by FinTech IV’s existing stockholders and transaction related expenses), will first go towards repayment of outstanding indebtedness. Up to approximately $110 million of net proceeds will be used to redeem a portion of ownership interests tendered for redemption by certain non-working PWP equity holders. Any remaining net proceeds will be used for general corporate purposes. At closing of the transaction, PWP expects to have a debt-free balance sheet with access to additional liquidity under an undrawn revolving credit facility.

Existing PWP equity holders, including current working partners and employees of the firm, will remain the largest investors by rolling over significant equity into the combined company, with working partners and employees retaining approximately 50% ownership immediately following the transaction (assuming no redemptions by FinTech IV’s existing stockholders).

Pursuant to the business combination agreement, FinTech IV will, subject to obtaining stockholder approval, adopt an amended and restated charter and bylaws and subscribe for and purchase for cash a portion of the equity of the existing PWP parent company, resulting in FinTech IV as the new parent company. Immediately following the closing, FinTech IV will change its name to Perella Weinberg Partners.

The business combination is expected to close in the first half of 2021, pending FinTech IV stockholder approval, regulatory approval and other customary closing conditions. Additional information about the business combination will be provided in a Current Report on Form 8-K to be filed by FinTech IV with the Securities and Exchange Commission (“SEC”) that will be available at www.sec.gov and will contain an investor presentation. In addition, FinTech IV intends to file a preliminary proxy statement on Schedule 14A with the SEC, and will file other documents regarding the transaction with the SEC.

Advisors

Perella Weinberg Partners LP is serving as exclusive capital markets and financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to PWP.

Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Financial Technology Partners are serving as financial advisors to FinTech IV. Keefe, Bruyette & Woods, a Stifel Company, is serving as buy side advisor to FinTech IV. Cantor Fitzgerald & Co., JMP Securities LLC and Wells Fargo Securities, LLC are acting as capital markets advisors to FinTech IV. Morgan Lewis & Bockius, LLP is acting as legal counsel to FinTech IV.

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as private placement agents to FinTech IV. Davis Polk & Wardwell LLP is acting as legal counsel to the private placement agents.

Investor Webcast and Call Details

Wednesday, December 30, 2020

8:00 am ET

Webcast

A conference call will also be available in the Investor Relations section of the Company’s website at http://www.pwpartners.com. To listen to the broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register and install any necessary audio software. A replay of the call will also be available for 90 days on the Company’s website.

Participant Operator Assisted Dial-In:

United States Toll/International: +1-201-689-8562
United States Toll-Free: +1-877-407-0789

A telephone replay will be available Wednesday, December 30, 2020, 11:00 am through Wednesday, January 13, 2021, 11:59 pm ET and can be accessed by dialing:

United States Toll/International: +1-412-317-6671

United States Toll-Free: +1-844-512-2921

Event ID: 13714596

On the call, the presenters will be reviewing an investor presentation, which will be filed with the SEC as an exhibit to the above referenced Current Report on Form 8-K prior to the call and will be available on the SEC website at www.sec.gov.

About PWP

Perella Weinberg Partners is a leading global independent advisory firm, providing strategic and financial advice to a broad client base, including corporations, institutions, governments, sovereign wealth funds and private equity investors. The firm offers a wide range of advisory services to clients in the most active industry sectors and global markets. With approximately 560 employees, PWP currently maintains offices in New York, Houston, London, Calgary, Chicago, Denver, Los Angeles, Paris, Munich, and San Francisco. For more information on PWP, please visit: http://www.pwpartners.com.

PWP Capital Management LP, which was previously the asset management business of PWP that was separated in 2019, will continue to operate as an independent privately-owned asset management firm and is not involved in the FinTech IV business combination.

About FinTech Acquisition Corp. IV

FinTech Acquisition Corp. IV is a special purpose acquisition company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, with a focus on the financial technology industry. The company raised $230,000,000 in its initial public offering in September 2020 and is listed on the NASDAQ under the symbol “FTIV.”

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release, and oral statements made from time to time by representatives of PWP and FinTech IV are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Statements regarding the potential combination and expectations regarding the combined business are forward-looking statements. In addition, words such as “estimates,” “projects,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

The forward-looking statements involve significant risk and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, among others, the following: (1) the inability of the parties to complete the potential business combination or to complete the contemplated transactions; (2) satisfaction or waiver (if applicable) of the conditions to the potential business combination, including with respect to the approval of the stockholders of FinTech IV; (3) the ability to maintain the listing of the combined company’s securities on NASDAQ; (4) the inability to complete the private placement; (5) the risk that the proposed transaction disrupts current plans and operations of FinTech IV or PWP as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the potential transaction; (9) the possibility that FinTech IV and PWP may be adversely affected by other economic, business, and/or competitive factors; (10) the outcome of any legal proceedings that may be instituted against FinTech IV, PWP or any of their respective directors or officers, following the announcement of the potential transaction; (11) the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions and purchase price and other adjustments; (12) changes in general economic conditions, including as a result of the COVID-19 pandemic; and (13) other risks and uncertainties indicated from time to time in the preliminary proxy statement of FinTech IV to be filed with the SEC, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by FinTech IV. Forward-looking statements speak only as of the date they are made, and neither PWP nor FinTech IV undertake any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports, which FinTech IV has filed or will file from time to time with the SEC.

Additional Information about the Transaction and Where to Find It

FinTech IV intends to file with the SEC a preliminary proxy statement in connection with the business combination and will mail a definitive proxy statement and other relevant documents to its stockholders. The definitive proxy statement will contain important information about the business combination and the other matters to be voted upon at a special meeting of the stockholders to be held to approve the business combination and other matters, and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. FinTech IV’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement, the amendments thereto, and the definitive proxy statement in connection with FinTech IV’s solicitation of proxies for such special meeting, as these materials will contain important information about FinTech IV, PWP and the business combination. The definitive proxy statement will be mailed to the stockholders of FinTech IV as of a record date to be established for voting on the business combination and the other matters to be voted upon at the special meeting. FinTech IV’s stockholders will also be able to obtain copies of the proxy statement, as well as other filings containing information about FinTech IV, without charge, once available, at the SEC’s website at http://www.sec.gov, or by directing a request to: aabrams@cohenandcompany.com.

Participants in the Solicitation

FinTech IV, PWP and certain of their respective directors and officers, as applicable, may be deemed participants in the solicitation of proxies of FinTech IV’s stockholders in connection with the business combination. FinTech IV’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of FinTech IV in FinTech IV’s 424B4 prospectus, which was filed with the SEC on September 25, 2020.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of FinTech IV’s stockholders in connection with the business combination and other matters to be voted upon at the special meeting, including certain of PWP’s officers, will be set forth in the proxy statement for the business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the business combination will be included in the proxy statement that FinTech IV intends to file with the SEC. This press release does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities.

Contact

For Perella Weinberg Partners Investor Relations: investors@pwpartners.com

For Perella Weinberg Partners Media: media@pwpartners.com

For FinTech Acquisition Corp. IV: info@ftspac.com